Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 31, 2026 relating to the financial statements of ENDRA Life Science, Inc. and subsidiaries (Consolidated, the “Company”) appearing in Annual Report on Form 10-K of the Company for the years ended December 31, 2025 and 2024 (which report includes an explanatory paragraph regarding the company’s ability to continue as going concern).

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP

Houston, TX

October 1, 2026